Exhibit 10.2

TRANSITION AND RETIREMENT AGREEMENT

Between

NRG Energy, Inc.

and

Lawrence Coben

THIS AGREEMENT is made as of April 30, 2026 (the “Effective Date”), between NRG Energy, Inc. (the “Company”), and Lawrence Coben (“Executive”).

WHEREAS, Executive currently serves as the Chief Executive Officer (“CEO”) of the Company and the Chair of the Board of Directors (the “Board”) of the Company;

WHEREAS, the Company and Executive have previously announced that, effective April 30, 2026 (the “Transition Date”), Executive will step down from his positions of CEO and Chair of the Board; and

WHEREAS, following the Transition Date, the Company wishes to continue to employ Executive as a non-executive employee in the role of advisor to the Company, and Executive is willing to remain employed with the Company following the Transition Date, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Prior Agreement. The Company and Executive are parties to that certain Employment Agreement made as of August 1, 2024 (the “Prior Agreement”). Except as expressly provided herein, the terms and conditions of this Agreement shall supersede the terms and conditions of the Prior Agreement.

2.             Compensation; Employment Status.

(a)            Resignation from Executive Duties. Effective on the Transition Date, Executive shall resign from Executive’s role as CEO and Chair of the Board, as well as any and all titles, positions and appointments Executive holds with the Company or any of its affiliates, whether as an officer, director, trustee, committee member, agent or otherwise, other than Executive’s employment in a non-executive employee role as an advisor to the Company. Accordingly, effective as of the Transition Date, without the prior approval of the Board, Executive shall have no authority to act on behalf of the Company and shall not hold himself out as having such authority to enter into any agreement or incur any obligations on behalf of the Company, commit the Company in any manner or otherwise act in an executive or other decision-making capacity with respect to the Company. Executive agrees to promptly execute such documents as reasonably necessary to effect such resignations.

(b)            Service as Advisor. From the Transition Date through January 4, 2027, or such later date as agreed in writing between Executive and the Company (such date, the “Separation Date” and such period from the Transition Date through the Separation Date, the “Advisor Service Period”), Executive shall remain employed by the Company as a non-executive employee as advisor to the Company and shall devote Executive’s best efforts and business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, as Executive determines to be necessary for the success of his role and as requested by the Board and the Chief Executive Officer. Executive shall perform Executive’s duties, responsibilities and functions to the Company hereunder to the best of Executive’s abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. Executive shall report to the Chief Executive Officer of the Company and coordinate with other executives and advisors.

(c)            Compensation as Advisor. During the Advisor Service Period, Executive shall be entitled to (i) an annualized base salary of $739,500, (ii) continued benefit plan participation, subject to the terms thereof, and (iii) vesting of any outstanding long term incentive awards under the Company’s Long-Term Incentive Plan and/or operable plan documents pursuant to the Long-Term Incentive Plan and operable award agreements, in each case, subject to reduction for applicable withholding taxes and deductions and paid in accordance with the Company’s usual and customary payroll practices. In addition, Executive will be eligible to receive an annual bonus for the 2026 performance year (the “2026 Annual Bonus”). The 2026 Annual Bonus will have a target amount equal to $1,848,750 and the amount of the 2026 Annual Bonus actually paid to Executive shall be based on achievement of criteria determined by the Board and shall be prorated for the number of days Executive served as the Company’s CEO in 2026 (120 days). The 2026 Annual Bonus shall be paid in a single cash lump-sum in 2027 in accordance with procedures established by the Board, but in no event later than March 15, 2027 and subject to reduction for applicable withholding taxes and deductions and paid in accordance with the Company’s usual and customary payroll practices.

3.             Termination.

(a)            Reasons for Termination. Termination may occur as follows:

 (i)            the Advisor Service Period shall terminate immediately upon the Separation Date, or, if earlier, upon Executive’s resignation, death or Disability (as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)); or

(ii)            the Advisor Service Period may be terminated prior to the Separation Date by the Company for “Cause” (as defined herein). Except as otherwise provided herein, any termination of the Advisor Service Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 30 days from the date of such notice.

(b)            Definition of Cause. For purposes of this Agreement, Cause shall mean one or more of the following:

 (i)            Executive’s willful misconduct or gross negligence in the performance of Executive’s duties to the Company that has or could reasonably be expected to have an adverse effect on the Company,

 (ii)           Executive’s willful failure to perform Executive’s duties to the Company (other than as a result of death or a physical or mental incapacity),

 (iii)          indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude,

 (iv)          Executive’s performance of any material act of theft, fraud, malfeasance or dishonesty in connection with the performance of Executive’s duties to the Company,

 (v)           breach of this Agreement or any other any written agreement between Executive and the Company, or a violation of the Company’s code of conduct or other written policy.

(c)            Payments Upon Termination. In the event Executive’s employment with the Company is terminated for any reason during the Advisor Service Period, the Company agrees to the following:

 (i)            The Company shall pay Executive (i) Executive’s base salary through the date of termination to the extent not theretofore paid, (ii) to the extent not theretofore paid, the amount of any bonus, incentive compensation, deferred compensation and other compensation earned or accrued by Executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company, (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive, in accordance with Company policy, as of the date of termination to the extent not theretofore paid, and (iv) all benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of the Company, in such manner and at such time as are provided under the terms of such plans and arrangements.

 (ii)           The Company shall treat all equity awards under any other Company plans in accordance with the terms of the plans or agreements under which such awards were created or maintained.

(d)            No Other Payments. Except as provided in (c) above, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Advisor Service Period shall cease upon such termination or expiration, other than those expressly required under applicable law.

(e)            No Mitigation. In the event of Executive’s termination of employment for whatever reason or in the event of breach of this Agreement by the Company, Executive shall be under no obligation to seek other employment or to otherwise mitigate his damages.

(f)             Offset. The Company may offset, to the fullest extent of the law, any amounts due to the Company from Executive, or advanced or loaned to Executive by the Company, from any monies owed to Executive or Executive’s estate by reason of his termination of employment; provided that in no event will the payment of any amount that constitutes “deferred compensation” under Section 409A of the Code and the regulations promulgated thereunder be offset.

(g)            Limitations. Notwithstanding any other provision of Section 3 to the contrary, (i) to the extent any benefits provided pursuant to Section 3 during the first six months after Executive’s termination are not paid pursuant to a qualified plan, a bona fide sick leave or vacation plan, a disability plan, a death benefit plan or a plan providing medical expense reimbursements which are non-taxable or a separation pay plan (within the meaning of the regulations under Section 409A of the Code) and Executive is a “specified employee” within the meaning of Section 409A of the Code, Executive shall pay the cost of such coverage during the first six months following termination and shall be reimbursed for the cost of such coverage six months after Executive’s termination.

4.             Prior Agreement Survival; Confidential Information.

(a)            Prior Agreement Survival. Sections 7 (Indemnification), 8 (280G Best Net), 9(a) and 9(b) (Confidential Information), 10 (Intellectual Property, Inventions and Patents) and 11 (Non-Compete, Non-Solicitation, Non-Disparagement) of the Prior Agreement, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Advisor Service Period with, for the avoidance of doubt, references to “Employment Period” therein referring to the Advisor Service Period under this Agreement.

(b)            Confidential Information. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its affiliates that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

 Nothing in this Agreement or any other agreement or arrangement with the Company or any of its affiliates shall prohibit or restrict Executive from (i) communicating directly with, reporting possible violations of federal law or regulation to, filing a charge with, providing information to, receiving financial awards from, participating or cooperating in an investigation conducted by or any action or proceeding filed by, or making any disclosure of information or documents to any governmental agency, entity or legislative body, any self-regulatory organization, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations board, the U.S. Congress, any U.S. Inspector General, the U.S. Securities and Exchange Commission, the Legal Department of the Company, or making other disclosures pursuant to the whistleblower provisions of the Dodd-Frank Act or Sarbanes-Oxley Act.; provided, however, that Executive expressly waives and relinquishes any rights Executive might have to recover damages or other relief, whether equitable or legal, in any Equal Employment Opportunity Commission proceeding (whether brought by Executive or on Executive’s behalf); or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful.

5.             Notices. Any notice, communication or request provided for in this Agreement shall be in writing and shall be (a) sent by e-mail (with confirmation of receipt by non-automated reply e-mail from the recipient), (b) personally delivered (with a written acknowledgement of receipt), (c) sent by nationally recognized overnight courier service (with a written acknowledgement of receipt by the overnight courier) or (d) mailed by certified or registered mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Lawrence Coben

(Address on file with the Company)

Notices to the Company:

Gin Kirkland Kinney

EVP and Chief Administrative Officer

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Email: @nrg.com

Brian Curci

EVP and General Counsel

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Email: @nrg.com

or such other address or to the attention of such other person as the recipient party shall have specified by ten (10) days prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given (i) when sent by email, (ii) when personally delivered, (iii) two (2) days after being sent by overnight courier, or (iv) three (3) days after mailing by certified or registered mail.

6.             Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such, invalid, illegal or unenforceable provision had never been contained herein.

7.             Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.             No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

9.             Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

10.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder. Except as provided by this Section10, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

11.           Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.           Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Advisor Service Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

13.           Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its affiliates does not make such deductions or withholdings at the written request of Executive, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

14.           Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT IN COMPLIANCE WITH THE PROVISIONS OF PARAGRAPH 5 (NOTICES) SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 14. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.           Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

16.           Corporate Opportunity. During the Advisor Service Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive that relate to the business of the Company or its affiliates (“Corporate Opportunities”), if Executive wishes to accept or pursue, directly or indirectly, such Corporate Opportunities on Executive’s own behalf. This Section 16 shall not apply to purchases of publicly traded stock by Executive.

17.           Legal Costs. Except as otherwise agreed to by the parties, the Company shall pay Executive for costs of litigation or other disputes during Executive’s lifetime including, without limitation, reasonable attorneys’ fees incurred by Executive in asserting any claims or defenses under this Agreement, except that Executive shall bear his own costs of such litigation or disputes (including, without limitation attorneys’ fees) if the court finds in favor of the Company with respect to any claims or defenses asserted by Executive.

18.           Executive’s Cooperation. During the Advisor Service Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during the Advisor Service Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Advisor Service Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section18, the Company shall reimburse Executive for reasonable out-of- pocket expenses (including travel, lodging and meals) incurred by Executive during Executive’s lifetime in connection with such cooperation, subject to reasonable documentation. In addition, the Company shall compensate Executive at a rate of $500 per hour for the time in excess of one business day, per occurrence or event, that Executive reasonably spends complying with his obligations under this Section after the expiration of the Advisor Service Period.

19.            Section 409A. The intent of the parties is that payments and benefits under this Agreement shall, to the maximum extent be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly. To the extent any payments or benefits under this Agreement are considered subject to Section 409A of the Code, it is the intent of the parties that such payments or benefits be compliant with Section 409A of the Code and, therefore, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest while endeavoring to retain the intended economic benefits of this Agreement. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.

20.            Clawback. Any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, which is subject to recovery under (i) any Company policy that may be adopted from time to time or (ii) any law, government regulation or stock exchange listing requirement (whether in effect now or in the future), will, in each case, be subject to such deductions and clawback as may be required to be made pursuant to such Company policy, law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to the extent required by any such law, government regulation or stock exchange listing requirement).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NRG ENERGY, INC.

By:	/s/ Brian Curci
Name: Brian Curci
Title: Executive Vice President and General Counsel

/s/ Lawrence Coben
Name: Lawrence Coben